Exhibit 10.2

LICENSE AND OPTION AGREEMENT

THIS AGREEMENT is made and entered into this 24th day of June 2008, by and between:
Carbon Capture Technologies, Inc. (CCTI *) (hereinafter referred to as the "LICENSEE") with its principal place of business at 2109 E. Palm Avenue, Tampa, Florida 33605 , and University of Ottawa, hereinafter referred to as the "LICENSOR"), and with its principal place of operation at 3042-800 King Edward Avenue, SITE, Ottawa, Ontario K1N 6N5 Canada.

WHEREAS LICENSOR is charged with management and licensing of intellectual properties developed at University of Ottawa and, under University of Ottawa intellectual property policy, inventions made by employees of University of Ottawa or made using the facilities of University of Ottawa are required to be assigned to University of Ottawa and managed by LICENSOR, and

WHEREAS Dr. Abdelhhamid Sayari, and Dr. Peter Harlick ("INVENTORS") have developed novel adsorbents for the capture of carbon dioxide from a gas stream ("TECHNOLOGY");

WHEREAS INVENTORS of the TECHNOLOGY have assigned all intellectual property rights in technology to LICENSOR;

WHEREAS LICENSOR is the owner of all right, title, and interest in intellectual property, including, but not limited to, patent, and patent applications, know how and improvements set forth in Schedule “A” to this Agreement, and,

WHEREAS LICENSOR understands and agrees that LICENSEE plans to be acquired in full within 30 days by a third party company that is set up to commercialize TECHNOLOGY

WHEREAS LICENSEE and LICENSOR desire to establish a license to grant LICENSEE rights to use TECHNOLOGY to make, use and sell products and services in the fields of use, as set forth below;

WHEREAS LICENSOR desires to grant to LICENSEE, and LICENSEE wishes to acquire, an option to obtain additional rights to subsequent technology or disclosures described in Schedule A and to certain patent rights and know-how of INVENTORS with respect thereto, subject to the terms and conditions set forth herein, with a view to developing and marketing products.

NOW, THEREFORE, in consideration of the promises and the covenants set forth herein, LICENSOR and LICENSEE agree as follows:

I. DEFINITIONS

The following definitions shall apply in the interpretation of this Agreement.

1.1  “AFFILIATE” of any company means any corporation which, directly or indirectly, controls or is controlled by, or is under direct or indirect common control with, such company; and for the purposes of this definition "control" (including "control by" and "under common control with") as used with respect to any corporation or company, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such corporation or company, through the ownership of more than 20% of the voting shares.

1.2  “CALENDAR QUARTER” means the three-month periods ending March 31, June 30, September 30, or December 31 in any year.

1.3  “LICENSED INTELLECTUAL PROPERTY” shall mean all the intellectual property and know how in the FIELD OF USE, including, but not limited to, all patents, patent application(s), and all continuations, divisions, reexaminations, reissues and extensions thereof both foreign and domestic, controlled by LICENSOR, all ideas, methods, inventions, characterization and techniques, specialized knowledge or confidential information, and experience, and improvements developed by the Inventor which are unpublished/non-disclosed.

1.4  “LICENSED PRODUCTS” shall mean any product in the FIELD OF USE that incorporates, is covered by or is made, in whole or part, by the use of the LICENSED INTELLECTUAL PROPERTY.

1.5  “FIELDS OF USE” shall mean all fields of use for CO2 adsorbents related to closed circuit breathing systems for health, rescue, and recreation, industrial gas streams, and all confined spaces (buildings, vehicles, aerospace, marine).

1.6  “EFFECTIVE DATE” shall mean the date of the Agreement set forth above.

1.7  “LICENSED TERRITORY” shall mean worldwide.

1.8  “NET SALES” shall mean the amounts received by LICENSEE and its AFFILIATES and SUBLICENSEES from the use of LICENSED PRODUCTS, or the sale of LICENSED PRODUCTS, less (i) discounts or rebates actually allowed from the billed amount, (ii) credits or allowances actually allowed upon claims or returns, and (iii) taxes or other government charges included in the amounts billed. For non-cash and partial-cash sales, NET SALES shall include the fair market value of non-cash consideration received for such sale of the same quantity of LICENSED PRODUCTS. For sales not at arms-length, NET SALES shall be equal to the fair market price of such LICENSED PRODUCTS as when transferred in comparable arms-length transactions. In the event that LICENSED PRODUCTS are used by LICENSOR rather than sold, the parties shall agree upon an appropriate NET SALES price for each such use on which to base a royalty calculation.

1.9  “SUBLICENSEE” shall mean any non-affiliated third party to whom LICENSEE has granted a Sublicense. “Sublicense” shall mean an agreement in which LICENSEE (i) grants or otherwise transfers any of the rights licensed to LICENSEE hereunder or other rights that are relevant to designing, developing, testing, making, using, or selling of LICENSED PRODUCTS, (ii) agrees not to assert such rights or to sue, prevent or seek a legal remedy for the practice of same, (iii) assigns or otherwise transfers this Agreement and/or the rights acquired by it, or (iv) is under an obligation to grant, assign or transfer any such rights or non-assertion, or to forebear from granting or transferring such rights to any other entity, including licenses, option agreements, right of first refusal agreements, or other agreements.

1.10  “SUBLICENSING REVENUE” shall mean the fair market cash value of any and all consideration received by LICENSOR from SUBLICENSEE under its sublicense, including without limitation license issue fees and other licensing fees, option fees, milestone payments, minimum annual royalties, equity or other payments of any kind whatsoever (but excluding running royalties paid for NET SALES of LICENSED PRODUCTS by SUBLICENSEE), irrespective of whether such revenues are received in the form of cash, barter, credit, stock, warrants, release from debt, goods or services, licenses back, or any other form whatever.

 II.  GRANT

2.1  LICENSOR grants to LICENSEE an exclusive, royalty bearing license, extending to all of LICENSED TERRITORY, under LICENSED INTELLECTUAL PROPERTY to make, use, offer to sell, sell, and import LICENSED PRODUCTS throughout the term hereof in the FIELD OF USE. This grant shall be subject to the payment by LICENSEE to LICENSOR of all consideration as provided in this Agreement, and shall be further subject to the rights retained by LICENSOR to:

a.   Publish the scientific findings from current or new research related to LICENSED INTELLECTUAL PROPERTY; and

b.  To practice under the LICENSED INTELLECTUAL PROPERTY for educational, research and other non-commercial internal purposes. Such reservation shall include the right to extend such right to practice under the LICENSED INTELLECTUAL PROPERTY for educational and research purposes (but not any other non-commercial internal purpose) to subsequent employers of any of the Inventors, but only to the extent that such employers are research or educational institutions. Such reservation shall further include the right to provide technical information, and to grant licenses under the LICENSED INTELLECTUAL PROPERTY, to not-for-profit and governmental institutions for their internal research and scholarly use only.

2.2  LICENSEE shall have the right to seek sublicenses subject to the terms and conditions of this agreement and as defined in Section VIII. LICENSEE will attach and incorporate by reference the provisions of this Agreement pertaining to payment obligations, patent applications, warranties, reporting requirements, and confidentiality, to any sub-license agreements entered into by LICENSEE. LICENSEE will provide LICENSOR with copies of the sub-license agreements evidencing a third party or SUBLICENSEE’S commitment to be bound by the terms and conditions of this Agreement and with sections pertaining to NET SALES prior to the execution of any sublicense agreement.

2.3  This Agreement shall terminate on the later of 17 years from the EFFECTIVE DATE, or the date of the last of the LICENSED INTELLECTUAL PROPERTY to expire or to become publicly available, or by the terms specified in this Agreement.

2.4  LICENSOR hereby grants to LICENSEE an option to obtain one or more exclusive, worldwide, royalty bearing licenses, under all or part of the LICENSOR Patent Rights (to the extent not exclusively licensed to LICENSEE in section 2.1) to make, to have made, to use, to sell, to import, to export and to have sold products related to subsequent technology or disclosures described in Schedule A and to certain patent rights and know-how of INVENTORS other than CO2 adsorbents related to health care and industrial gas streams and a non-exclusive right to use the associated LICENSOR Technology in or outside the Field, with the right to sublicense. The period of time that LICENSEE may exercise said option shall begin on the Effective Date of this Agreement and shall expire 24 months following the Effective Date of this Agreement, or 60 days prior to the expiration of priority years related to provisional or regular patent filings, whichever occurs first, (the "Option Period"). Upon receipt by LICENSOR of LICENSEE' written notice of its exercise of this option during the Option Period, the terms and conditions for such licensees) shall be negotiated in good faith during the following 90 days after exercise of the Option by the parties, such terms and conditions being typical for a license agreement between a university-licensor and an industry-licensee and consistent with LICENSOR's objective of having its technology productively used within a commercially reasonable time period and LICENSEE’s ability to productively use (or license for productive use) within a commercially reasonable time period; such terms and conditions shall include, for example, commercially reasonable terms and conditions for minimum annual royalties, dates by which various stages of commercial development are to have occurred, and a specification of the field in which the license is to be granted. All the option rights which LICENSEE has under this paragraph shall terminate on the anniversary date of the Effective Date of this Agreement unless included in the contemplated license signed by the first anniversary date or by a new extended date which is mutually agreed to and is either 30 days or 60 days from the anniversary date.

III. PAYMENT PROVISIONS

3.1  LICENSEE agrees to pay LICENSOR a noncreditable, nonrefundable fee of $60,000 (the “License Fee”)due upon execution of the Agreement and, provided that the LICENSEE is not in default of this Agreement, such License Fee may be payable according to the appended payment schedule set forth in "Schedule B", provided that LICENSEE is not in default of the agreement.

3.2  Licensee agrees to pay LICENSOR for all documented patent prosecution costs for LICENSED INTELLECTUAL PROPERTY within 30 days of invoicing.

3.3  LICENSEE agrees to pay to LICENSOR a running royalty of 3.0% based on the NET SALES of the LICENSED PRODUCTS by LICENSEE, AFILLIATES.

3.4  LICENSEE shall pay minimum annual royalties according to the following schedule:

Year	Minimum Royalty Payment
1st	$ 0
2nd	$ 10,000
3rd	$ 25,000
4th	$ 50,000
5th & each year thereafter until the end of the license term	$ 100,000

Minimum annual royalties are fully creditable against earned royalties paid during the previous twelve-month period.

3.5  LICENSEE shall pay LICENSOR 50% of all sublicense revenues (royalties, upfront fees, milestones, etc.) as described in Section 1.10, received from sublicensees. The sublicense royalties are not to fall below 1.5% (50% of 3%) of net sales that incorporate the licensed technology.

3.6  In the case of a buyout or other change in majority ownership of LICENSEE, or a buyout of LICENSED PRODUCTS, all payment provisions are passed through, non-negotiable, and remain in effect for LICENSEE, sub-LICENSEE, or purchaser. LICENSEE shall inform any potential purchaser of this clause and present evidence to LICENSOR.

3.7  If LICENSED INTELLECTUAL PROPERTY is not accepted as eligible or invalidated by a court of law or a countries patent office, LICENSEE shall pay only amounts accrued up until the date of such determination of invalidity.

IV. DILIGENCE AND PATENT PROSECUTION

4.1  LICENSEE agrees to use all reasonable efforts and diligence to proceed with the development, manufacture, and sale or lease of LICENSED PRODUCTS and to diligently develop markets for the LICENSED PRODUCTS. LICENSEE also agrees to pursue with reasonable effort and diligence and is responsible for any future technological developments and potential applications for patents arising out of LICENSED INTELLECTUAL PROPERTY.

4.2  LICENSOR agrees to provide reasonable limited assistance to the LICENSEE in order to ensure an efficient transfer and implementation of the technology. LICENSEE may seek to retain the services of LICENSOR under separate contracts to assist in the technological developments and patent applications. LICENSEE may also retain services from members of the research team in separate personal services agreements subject to contractual obligations to their primary employer and / or the LICENSOR.

4.3  LICENSOR shall retain ownership of any future technological developments it funds, and of any patent and patent applications arising out of LICENSED INTELLECTUAL PROPERTY. In such event the development is funded and pursued jointly, LICENSOR and LICENSEE may jointly pursue ownership.

4.4  LICENSEE shall be responsible for the cost of prosecution and maintenance of patents and copyrights during the term of this Agreement, subject to the limitations of paragraph 4.6. The LICENSEE and LICENSOR shall jointly select and retain patent counsel to prosecute and maintain patents and copyrights during the term of this agreement.. LICENSOR shall fully cooperate and assist LICENSEE in all related matters.

4.5  All patents, patent applications, and copyrights on the LICENSED INTELLECTUAL PROPERTY shall be, assigned to LICENSOR, and LICENSOR's interest therein shall be recorded in the Canadian and U.S. Patent and Trademark Offices and appropriate corresponding foreign patent offices.

4.6  LICENSOR shall maintain direct authority to instruct retained patent agent in the prosecution of any patent or patent application arising out of the LICENSED INTELLECTUAL PROPERTY. LICENSOR will copy LICENSEE on all correspondence directing the retained patent agent relating to the LICENSED INTELLECTUAL PROPERTY using the same method of communication as used to direct the patent agent. LICENSEE shall not be responsible for patent costs incurred in response to instructions provided by LICENSOR to the patent agent after LICENSEE has provided a written notification to the patent agent and LICENSOR that it is not willing to incur the patent related expenses to be incurred in response to the instructions. LICENSEE remains responsible for costs incurred relating to the LICENSED INTELLECTUAL PROPERTY normally incurred as a matter of normal procedural activities carried out by the retained patent counsel, that are not a direct result of specific instructions provided by LICENSOR.

4.7  LICENSOR shall provide LICENSEE with copies of all papers received from and to be filed in the Canadian and U.S. Patent and Trademark Offices, and appropriate corresponding foreign patent and copyright offices.

4.8  LICENSEE shall be entitled, in its discretion, to abandon any application or granted patent or copyright if it considers that the ongoing costs of the same are not justified, provided that LICENSEE notifies LICENSOR prior to such abandonment and allows LICENSOR opportunity to avoid such abandonment. In no event shall such reasonable opportunity be less than three (3) months prior to abandonment. If LICENSEE chooses to abandon an application or granted patent or copyright under this provision and LICENSOR, at its sole expense, continues pursuing the application, granted patent or copyright, LICENSEE shall retain no right to exclusively use or exclusively exploit the LICENSED INTELLECTUAL PROPERTY or any related copyright in the country, territory or jurisdiction which granted the patent or copyright.

V. REPORTING OBLIGATIONS

5.1  LICENSEE, within sixty (60) days after each CALENDAR QUARTER of each year, shall deliver to
LICENSOR true and accurate reports, pertaining to NET SALES of LICENSED PRODUCTS, which shall include at least the following information:

a) The identity of each LICENSED PRODUCTS being developed, manufactured, marketed and/or sold;
b) The stage of development of each LICENSED PRODUCTS in each country in the LICENSED TERRITORY;
c) The number of each LICENSED PRODUCTS manufactured and/or sold in each country in the LICENSED TERRITORY;
d) NET SALES of LICENSED PRODUCTS sold by the LICENSEE and all SUBLICENSEES, prepared in accordance with generally accepted accounting principles, on a country by country basis, for each LICENSED PRODUCTS;
e) Any and all deductions from NET SALES made by LICENSEE;
f) Names and addresses of all SUBLICENSEES of LICENSEE;
g) Total royalties due.

5.2  Progress Report. On or before December 1 of each year until LICENSEE markets LICENSED PRODUCTS, LICENSEE shall make a written annual report to LICENSOR covering the preceding year, regarding the progress of LICENSEE toward commercial use of LICENSED PRODUCTS. Such report shall include, as a minimum, information sufficient to enable LICENSOR to ascertain progress by LICENSEE toward meeting the diligence requirements of Section 4.1.

5.3  With each report submitted under Section 5.1 of this Agreement, LICENSEE shall make all payments to LICENSOR in US dollars due and payable under Section 3 of this Agreement. If no royalties are due, LICENSEE shall so report.

5.4  LICENSEE shall be obligated to pay royalties on all LICENSED PRODUCTS that are either sold or produced under this license. LICENSEE also agrees to make a written report to LICENSOR within 90 days after the termination of the license pursuant to Section VII. LICENSEE shall continue to make reports concerning royalties on the sale of LICENSED PRODUCTS payable in accordance with Section III after termination of the license, until such time as all such LICENSED PRODUCTS produced under the license have been sold or destroyed. Concurrent with the submittal of each post-termination report, LICENSEE shall pay LICENSOR all applicable royalties.

5.5  LICENSEE shall keep full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to LICENSOR hereunder. Said books of account shall be kept at LICENSEE's principal place of business. Said books and supporting data shall be open at all reasonable times for 5 years following the end of the calendar year to which they pertain, to the inspection of LICENSOR or its agents for the purpose of verifying LICENSEE's royalty statement or compliance in other respects with this Agreement. Said records will include general ledger records showing cash receipts and expenses, and records which include production records, customers, serial numbers, and related information in sufficient detail to enable the royalties payable hereunder by LICENSEE to be determined. Such examination is to be made by LICENSOR or its designee, at the expense of LICENSOR. Should such inspection, however, lead to the discovery of a greater than five percent (5%) discrepancy in reporting to LICENSOR's detriment, LICENSEE shall pay the full cost of such inspection. LICENSEE shall pay any amounts such inspection reveals to be due and owing within thirty (30) days of the receipt of an invoice for it.

VI. INFRINGEMENT

6.1  LICENSEE acknowledges and agrees that all rights licensed by the LICENSOR hereunder are licensed “as is” and without any representation, indemnification or warranty with respect to possible infringement of third party rights. In the event of a third party infringement action against either party with respect to any LICENSED INTELLECTUAL PROPERTY, LICENSEE will defend LICENSOR at LICENSEE’s expense, with the understanding that breaching such obligation may result in a default judgment against LICENSEE, its Affiliates, Sublicensees, and/or LICENSOR (however, LICENSEE’s failure to defend shall not prevent LICENSOR from defending itself). LICENSEE shall indemnify, defend and hold LICENSOR harmless from any such judgment, and without limitation shall pay any damages awarded in any judgment against LICENSOR. LICENSOR will cooperate as requested by LICENSEE, and will be compensated by LICENSEE for its reasonable out-of-pocket expenses incurred in such cooperation, which LICENSOR will only be required to expend if LICENSEE has approved same for reimbursement. No settlement, consent judgment, or other voluntary final disposition of any suit that would affect the validity, scope or enforceability of the LICENSED INTELLECTUAL PROPERTY, by estoppel, admission or otherwise, or the LICENSOR’ rights in or to same, may be entered into without the consent of LICENSOR.

6.2  LICENSEE and LICENSOR shall promptly inform each other in writing of any alleged infringement of the LICENSED INTELLECTUAL PROPERTY by a third party.

6.3  During the term of this agreement, LICENSOR will have the right, but shall not be obligated, to prosecute at its own expense all infringements of the LICENSED INTELLECTUAL PROPERTY and, in furtherance of such right, LICENSOR will include LICENSEE, upon agreement by LICENSEE, as a party plaintiff in any such suit, at LICENSEE’S expense. Each party shall bear its own costs of prosecuting any such infringement action, shall be entitled to prove and recover any damages, and distribution shall be governed by Section 6.4. Upon mutual agreement of the parties, each may assign to the other its right to sue for past, present, or future infringement of the LICENSED INTELLECTUAL PROPERTY, and to agree to a method to allocate damages recovered by the assignee of such rights.

6.4  LICENSOR or LICENSEE shall have three (3) months after having been notified of any alleged infringement to investigate whether infringement can be established. If LICENSOR determines that infringement exits, then it shall have three (3) months to negotiate in good faith with the alleged infringer to resolve the dispute. At the end of such period, if the dispute has not been resolved, LICENSOR shall have forty-five (45) days to commence prosecuting an infringement action (the filing period). If LICENSOR determines that infringement can be established and (a) at any time decides not to pursue an action against the alleged infringer, or (b) fails to commence prosecuting an action before the end of the filing period, then LICENSOR shall notify LICENSEE of its intention not to bring suit against any alleged infringer in the LICENSED TERRITORY. In those events only, LICENSEE shall have the right but shall not be obligated, to prosecute at its own expense any infringement of the LICENSED INTELLECTUAL PROPERTY, and LICENSOR hereby agrees at its discretion and upon terms to be mutually agreed by the parties, to either be named as a plaintiff in any such proceedings or to assign its rights to sue for infringement. LICENSEE shall pay all of LICENSOR’S costs and reasonable attorney fees incurred in such action. No settlement, consent judgment, or other voluntary final disposition of the suit shall be entered into without the consent of LICENSOR, which consent shall not be unreasonably withheld. LICENSEE hereby indemnifies LICENSOR against any order for costs or attorney fees that may be made against LICENSOR in such proceedings instituted by LICENSEE.

6.5  In the event that LICENSOR shall undertake the enforcement and/or defense of the LICENSED INTELLECTUAL PROPERTY by litigation, any monetary recovery by LICENSOR, shall be divided equally between LICENSOR and LICENSEE, after recovering of attorneys and court costs. In the event that LICENSEE undertakes the enforcement and/or defense of the LICENSED INTELLECTUAL PROPERTY by litigation, any monetary recovery by LICENSEE shall be shared equally with LICENSOR, after recovering of attorneys and court costs.

6.6  In any infringement suit that either party may institute to enforce the LICENSED INTELLECTUAL PROPERTY pursuant to this Agreement, the other party hereto shall, at the request of the party initiating such suit and upon reasonable notice, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information samples, models, specimens and the like.

6.7  LICENSEE, during the exclusive period of this Agreement, shall have the sole right, subject to approval by LICENSOR, which shall not be unreasonably withheld, in accordance, with the terms and conditions herein to sublicense any alleged infringer in the LICENSED TERRITORY for future use of LICENSED INTELLECTUAL PROPERTY. Prior to the distribution of sublicensing fees received from an alleged infringer as specified in Section III, LICENSOR shall be compensated for any and all expenses incurred by it, if any, in that regard prior to the commencement of the sublicense with the infringer.

6.8  In the event of any legal action alleging invalidity or noninfringement of any of the LICENSED INTELLECTUAL PROPERTY shall be brought against LICENSEE, or LICENSOR, LICENSOR, at its option, shall have the right within thirty (30) days after the commencement of such action, to join with LICENSEE or initiate defense of the action at its own expense. If LICENSOR chooses not to intervene, LICENSEE shall have the option to intervene and take over the sole defense at its own expense.

 VII. TERMINATION

7.1  The provisions of this Agreement, having come into force on the Effective Date, shall, unless terminated earlier for any reason, continue in force in accordance with their respective terms as indicated in Section 2.3.

7.2  LICENSEE may terminate this Agreement at any time by giving LICENSOR ninety (90) days written notice. In the event of termination of this Agreement by LICENSEE, LICENSEE shall have no further rights under this Agreement; however, LICENSEE will remain obligated for the License Fee, any royalties due, or other expenses incurred up until the date of termination including royalty on sale of inventory in stock after the date of termination.

7.3  LICENSOR may terminate this Agreement if LICENSEE:
a.	Fails to pay on the due date any sum due under Section 3 of this Agreement and fails to correct such default within ninety (90) days after receipt of written notice of default by LICENSOR;
b.
Fails to provide reports on the due date specified under Section 5 of this Agreement or fails to satisfy the reasonable effort and diligence requirement as specified in Section 4.1 and fails to correct such default within ninety (90) days after receipt of written notice of default by LICENSOR;

c.
Files for bankruptcy protection in any jurisdiction in which it has operations, makes any proposal for the benefit of its creditors generally, makes any filing for protection from creditors or to allow for restructuring or reorganization or ceases to actively carry on business.

7.4 Notwithstanding the above, this Agreement and the licenses granted herein shall immediately and automatically terminate without notice in the event LICENSEE, or its AFFILIATES, SUBLICENSEES or other party acting under authority of LICENSEE, violates any provision of the Indemnification and Insurance articles. A termination occurring under this paragraph shall occur and become effective at the time of the violation that causes such termination, and LICENSEE and its Affiliates and Sublicensees shall have no right to continue clinical trials or complete production and sale of LICENSED PRODUCTS. Notwithstanding the foregoing, to the extent that such rights are still available for licensing, LICENSOR shall have the right to reinstate the effectiveness of this Agreement by obtaining the required insurance, whereupon this Agreement shall automatically become effective as of the date of reinstatement of said insurance, and shall remain in full force and effect without any further action of the parties hereto until termination or expiration of this Agreement according to its terms.

7.5  Either party may forthwith terminate this Agreement by written notice to the other if:
a.	Anything analogous to any of the foregoing under the law of any jurisdiction occurs in relation to that other party; or
b.	If the other party ceases, or threatens to cease, to carry on business.

7.6  Upon termination or expiration of this agreement, for any reason, Licensee shall immediately:
a.	Pay any outstanding portion of the License Fee;
b.	Pay royalties accrued or accruable to the date of termination or expiration;

7.6.5    Further, notwithstanding the termination or expiration of this Agreement by either party for any reason, the following provisions shall continue in full force and effect after said termination or expiration:
a.	Any cause of action or claim of LICENSEE or LICENSOR, accrued or to accrue, because of any breach or default by the other party shall survive termination or expiration; and
b.	The provisions of Sections V, and Paragraphs 9.6, and 9.8, and any other provisions that by their nature are intended to survive after termination or expiration.

7.7  If LICENSOR terminates the Agreement, LICENSEE shall have no claim to the use of the LICENSED INTELLECTUAL PROPERTY.

7.7  No relaxation, forbearance, delay or indulgence by either party in enforcing any of the terms of this Agreement or the granting of time by either party to the other shall prejudice, affect or restrict the rights and powers of the former hereunder nor shall any waiver by either party of a breach of this Agreement be considered as a waiver of any subsequent breach of the same or any other provision hereof.

7.8  The rights to terminate this Agreement given by this clause shall not prejudice any other right or remedy of either party in respect of the breach concerned (if any) or any other breach.

VIII. SUBLICENSE(S)

8.1  If LICENSEE is unable or unwilling to serve or develop a potential market or market territory for which there is a willing SUBLICENSEE(s), LICENSEE will, upon LICENSOR's approval, negotiate in good faith a sublicense(s) hereunder.

8.2  Any sublicense(s) granted by LICENSEE under this Agreement shall be subject and subordinate to terms and conditions of this Agreement, except:

a.	Sublicense terms and conditions shall reflect that any SUBLICENSEE(s) shall not further sublicense; and
b.	The earned royalty rate specified in the sublicense(s) may be at higher rates than the rates in this Agreement.

8.3  Any such sublicense(s) also shall expressly include the provisions pertaining to payment obligations, patent applications, warranties, reporting requirements, and confidentiality, for the benefit of LICENSOR and provide for the transfer of all obligations, including the payment of royalties specified in such sublicense(s), to LICENSOR or its designee, in the event that this Agreement is terminated.

8.4   LICENSEE agrees to provide LICENSOR a copy of any sublicense granted pursuant to Section VIII.

IX. MISCELLANEOUS

9.1  Nothing in this Agreement shall create, or be deemed to create, a partnership, or the relationship of principal and agent, between the parties.

9.2  Notice of Bankruptcy. LICENSEE must provide notice to LICENSOR of its intention to file a voluntary petition in bankruptcy, or of another's intention to file an involuntary petition in bankruptcy, said notice to be received by LICENSOR at least sixty (60) days prior to the filing of such a petition. A party's filing without conforming to this requirement shall be deemed a material, pre-petition incurable breach.

9.3  Assignment. With the exception of this transaction, and the planned acquisition of the LICENSEE, so long as LICENSEE is not in breach of this Agreement in any respect, LICENSEE may assign or otherwise transfer this Agreement and/or the rights acquired by it hereunder upon obtaining consent from the LICENSOR for the same (such consent will not be unreasonably withheld), to the extent that such assignment or transfer is accompanied by a sale or other transfer of LICENSEE’S entire business, regardless of whether such transfer is in the form of a sale of the LICENSEE’S assets, a sale of the majority shares of LICENSEE’S Equity, a merger, an equity exchange, or other form of transfer. LICENSEE shall give the LICENSOR written notice of LICENSEE’S intent to assign or transfer this Agreement thirty (30) days prior to completion of such assignment or transfer, along with a copy of such assignment agreement, pursuant to which such assignee or transferee shall have agreed in writing to be bound by the terms and conditions of this Agreement. Upon completion of such assignment or transfer, LICENSEE shall immediately provide the LICENSOR with payment of any License Fee payments outstanding according to the Payment Schedule listed in Appendix B, and thereafter the term “LICENSEE” as used herein shall include such assignee or transferee.  If LICENSEE shall sell or otherwise transfer its entire business, and the transferee shall not have agreed in writing to be bound by the terms and conditions of this Agreement, or the Agreement and/or the rights acquired by it hereunder upon obtaining consent from the LICENSOR and such transferee do not agree upon new licensing terms and conditions, within sixty (60) days of such sale or transfer, the LICENSOR shall have the right to terminate this Agreement.

9.4  Subject to Section 9.3 of this Agreement, the clauses are personal to the parties and neither party may assign, mortgage, charge or license any of its rights hereunder, nor may either party sub-contract or otherwise delegate any of its obligations hereunder, except with the prior written consent of the other party.

9.5  LICENSEE shall (i) to the extent reasonably practical, place in a conspicuous location on all patented PRODUCTS made pursuant to this Agreement a patent notice in accordance with 35 U.S. C. §287 consisting of the word "Patent" or "Patents" and the number or numbers of the United States patent or patents licensed hereunder and (ii) comply in all respects with the laws of the country of manufacture, and/or sale of the LICENSED INTELLECTUAL PROPERTY with respect to marking such PRODUCTS so as to ensure LICENSOR of full protection and rights under such laws. LICENSEE shall include the provisions of this clause in all sub-licenses with third parties and Affiliates.

9.6  LICENSEE shall at all times during the term of this Agreement and thereafter indemnify, defend and hold LICENSOR, its trustees, directors, officers, employees and affiliates harmless against all claims, proceedings, demands and liabilities, including legal expenses arising out of the death of or injury to any person or persons or out of any damages to property resulting from the research, development, production, manufacture, sale, modification, use, import or advertisement of LICENSED PRODUCTS or arising from any obligation of LICENSEE hereunder.

9.7  In the event that LICENSEE or a sub-LICENSEE of LICENSEE conducts studies involving human subjects and LICENSED INTELLECTUAL PROPERTY, and upon commencement of commercial sales of LICENSED PRODUCTS, LICENSEE shall obtain and carry in full force and effect commercial, general liability insurance which shall protect LICENSEE and LICENSOR with respect to events set forth above. Such insurance shall be written by a reputable company authorized to due business in the United States, shall list LICENSOR as an additional named insured thereunder, shall be endorsed to include PRODUCTS liability coverage and shall require reasonable written notice to be given to LICENSOR prior to any cancellation or material change thereof. The limits of such insurance shall not be less than one million dollars ($1,000,000) US per occurrence with an aggregate of three million dollars ($3,000,000) US for personal injury or death, and one million dollars ($1,000,000) US per occurrence with aggregate of three million dollars ($3,000,000) US for property damage. LICENSEE shall provide LICENSOR with Certificates of Insurance evidencing same.

9.8  Disclaimers. Nothing in this Agreement shall be construed as (i) a warranty or representation by the LICENSOR as to the validity or scope of any LICENSED INTELLECTUAL PROPERTY, (ii) a warranty or representation that anything made, used, imported, developed, promoted, offered for sale, sold, or otherwise disposed of under any license granted in this Agreement does not or will not infringe patents, trade secrets or other proprietary rights of third parties; (iii) an obligation to bring or prosecute actions or suits against third parties for infringement; (iv) conferring the right to use in advertising, publicity or otherwise any trademark, trade name, or names, or any contraction, abbreviation, simulation or adaptation thereof of LICENSOR; (v) conferring by implication, estoppel or otherwise any license or rights under any patents of LICENSOR other than the LICENSED INTELLECTUAL PROPERTY; (vi) any other representations or warranties, either express or implied, unless specified in this Agreement. LICENSOR DISCLAIMS AND MAKES NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE LICENSED RIGHTS, OR ANY LICENSED PRODUCTS.

9.9  For the purposes of this Agreement "Force Majeure” means any circumstances beyond the reasonable control of either party including, without limitation, any strike, lock-out, or other form of industrial action. If either party is affected by Force Majeure, it shall forthwith notify the other party of the nature and extent thereof. Neither party shall be deemed to be in breach of this Agreement, or otherwise be liable to the other, by reason of any delay in performance, or the non-performance, of any of its obligations under this Agreement, to the extent that such delay or non-performance is due to any Force Majeure of which it has notified the other party, and the time for performance of that obligation shall be extended accordingly. If the Force Majeure in question prevails for a continuous period in excess of six (6) months, the parties shall enter into bona fide discussions with a view to alleviating its effects, or to agreeing upon such alternative arrangements as may be fair and reasonable.

9.10  LICENSEE shall not use the names or trademarks of LICENSOR, nor any adaptation thereof, nor the names of any of its employees, in any advertising, promotional or sales literature without prior written consent obtained from LICENSOR, in each case, except that the LICENSEE may state that it is a LICENSEE of LICENSOR with respect to the LICENSED INTELLECTUAL PROPERTY and it may cite published scientific literature by employees of LICENSOR that pertains to the LICENSED INTELLECTUAL PROPERTY.

9.11  All Notices shall be made in writing to the individuals and addresses noted below, and shall be sent by certified mail, returned receipt requested. If the individual to whom notices are to be given, or address where notices are to be sent changes for any party, that party shall promptly notify the other party accordingly.

Attention: Joel Edelson
President
Carbon Capture Technologies, Inc.
2109 E. Palm Avenue
Tampa, Florida 33605

Attention: D. Joseph Irvine
Director
Office of Technology Transfer & Business Enterprise
University of Ottawa
800 King Edward Avenue (3042), SITE
Ottawa, Ontario K1N 6N5 Canada

9.12  This Agreement contains the entire and only agreement and understanding between the parties and supersedes all preexisting agreements between them respecting its subject matter. Any representation, promises, or condition in connection with such subject matter that is not incorporated in this Agreement shall not be binding on either party. No modification, renewal, waiver, and no termination of this Agreement or any of its provisions shall be binding upon the party against whom enforcement of such modification, renewal, waiver or termination is sought, unless made in writing and signed on behalf of such party by one of its duly authorized officers. As used herein, the word "termination" includes any and all means of bringing an end prior to its expiration by its own terms of this Agreement, or any provisions thereof, whether by release, discharge, abandonment or otherwise.

9.13  This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the Province of Ontario and Canada as applicable, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent was granted. Any legal action or proceeding relating to this Agreement or any document or instrument related hereto shall be brought only in the courts of the Ontario, Canada, and by its execution and delivery of this Agreement, LICENSOR hereby accepts for itself and in respect to its property, generally and unconditionally, the jurisdiction of the aforesaid courts.

9.14  This Agreement may be executed in one or more counterparts and any party hereto may execute any such counterparts each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same document. It shall not be necessary in making proof of this document or any counterpart hereof to produce or account for any of the other counterparts.

9.15  Time shall always be of the essence.

9.16  The provisions of this Agreement are severable, and in the event that any provisions of this Agreement shall be determined to be invalid or unenforceable under any controlling body of the law, such invalidity and unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof. In the event the validity or unenforceability of any provision of this Agreement is brought into question because of the decision of a court of competent jurisdiction, LICENSOR, by written notice to LICENSEE may revise the provision in question or may delete it entirely so as to comply with the decision of said court.

9.17  The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar failure to perform any such term or condition by the other party.

9.18  All reports and documents to be forwarded to LICENSOR shall be in the English Language.

9.19  All payments required under this Agreement shall be made in U.S. Dollars. LICENSEE agrees to pay interest of 1.5% per month, the interest being compounded monthly, or two hundred fifty dollars ($250.00), whichever is greater, on any delinquent payments to LICENSOR. LICENSEE shall calculate the correct late payment charge, and shall add it to each such late payment. LICENSEE shall pay for all costs and reasonable attorneys fees incurred by LICENSOR in collecting payments due to LICENSOR.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in duplicate as first above written.

AGREED AND ACCEPTED:

CARBON CAPTURE TECHNOLOGIES INC.:
By:	Date: June 24, 2008

UNIVERSITY OF OTTAWA

By:	/s/ D. Joe Irvine	Date: June 25, 2008

Schedule “A”
Patents and Patent Applications

•
WO2006094411 & WO2004054708; Inventors: Abdelhamid Sayari, Ph.D. and Peter Harlick, Ph.D.; titled “FUNCTIONALIZED ADSORBENT FOR REMOVAL OF ACID GASES AND USE THEREOF” and “AMINE MODIFIED ADSORBENT, ITS PREPARATION AND USE FOR DRY SCRUBBING OF ACID GASES”

•	Know-how owned by LICENSOR necessary to assist in bringing the technology to market in areas where patent coverage does not exist.
•
Intellectual property related to the high pressure use of mesoporous materials such as MCM 41, as outlined in the draft paper entitled "Insights into the adsorption of dry CO2 on MCM-41 silica at room temperature"

.
Schedule "B"
Payment Schedule for License fee

1. $30,000 is payable 12 months from the EFFECTIVE DATE.

2. $30,000 is payable 24 months from the EFFECTIVE DATE.